Exhibit 99.1

For more information, contact:

Christopher J. Sternberg

Sr. Vice President, Corporate Communications
and Interim General Counsel

502-261-4934

PAPA JOHN’S PROMOTES WILLIAM MITCHELL TO PRESIDENT, USA

LOUISVILLE, KY (March 11, 2009) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced the promotion of William Mitchell to President, USA.  Mitchell succeeds William Van Epps, who is leaving to pursue other interests after seven years with the company.  As President, USA, Mitchell will report to the CEO and be responsible for leading U.S. corporate and franchise restaurant operations, real estate and new business development.

“We thank Bill Van Epps for his service to the Papa John’s system,” said John Schnatter, Papa John’s Founder Chairman and Interim Chief Executive Officer.  “Bill has made some outstanding contributions to Papa John’s, both in the marketing and operations areas, to help keep our brand vibrant over the years.  We wish him the very best in all his future endeavors.”

Van Epps will work with the company to assist with the transition of his responsibilities as needed over the coming months.

Mitchell has served as Papa John’s Senior Vice President of Domestic Operations since February 2007, responsible for overseeing all aspects of the company’s U.S. operations.  From 2006 to 2007, he served as Papa John’s Division Vice President for the Midwest, the company’s largest division.  And from 2000 to 2006, he served as Papa John’s Operations Vice President for the central United States.

“Bill Mitchell is a talented operator and I am pleased to have him lead our U.S. corporate and franchise operations teams,” commented Schnatter. “Bill and his outstanding team of operators in the field do a great job delivering on our ‘Better Ingredients. Better Pizza’ brand promise every day.”

In total, Mitchell has nearly 20 years of experience in restaurant operations.  Prior to joining Papa John’s, he was with AFC Enterprises, Inc., serving in various operations roles including Senior Director of Franchise Operations for Popeye’s restaurants, responsible for business planning and overseeing operations for 1,400 franchised units.  From 1993 to 1996, Mitchell was with RTM Restaurant Group overseeing operations for Mrs. Winner’s restaurants in the Georgia region. From 1990 to 1993, Mitchell was with PepsiCo, Inc., holding training and operations positions with increasing levels of responsibility within the KFC system.

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (NASDAQ: PZZA) is the world’s third largest pizza company.  For nine years running, consumers have rated Papa John’s No. 1 in customer satisfaction among all national pizza chains in the highly regarded American Customer Satisfaction Index (ACSI).  Papa John’s also ranks first among pizza companies in the 2008 Brand Keys Customer Loyalty Engagement Index, was honored by Restaurants & Institutions Magazine (R&I) with the 2008 Silver Award for Consumers’ Choice in Chains in the pizza segment, and was named 2007 Pizza Today Chain of the Year.  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

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